[mPRm letterhead]


June 11, 1999

Mr. Mark Rosenberg
2TheMart.com
18301 Von Karman Avenue
Irvine, CA 92612

Dear Mark,

Please consider this letter as an agreement whereby mPRm has been retained to handle corporate and consumer public relations on behalf of 2TheMart.com ("CLIENT").

Per our conversation, as compensation for our services, it is agreed that the monthly retainer for basic servicing by mPRm on behalf 2TheMart.com will be as follows:

-  Twenty Thousand Dollars ($20,000.00) for the month of June.

-  Fifteen Thousand Dollars ($15,000.00) for the months of July & August

-  Twenty Thousand Dollars ($20,000.00) for September 1999 through December
   1999.

Should mPRm's services be needed for trade shows, press tours, stunts, events, staffing or promotions. additional fees will be required at a mutually agreeable fee.

All fees are payable at the beginning of each billing period. mPRm and 2TheMart.com reserves the right to terminate this agreement by giving Thirty
(30) days notice, provided that if notice is given at a time other than on the last day of a billing period, the foregoing compensation shall be pro-rated accordingly.

Out-of-pocket expenses are billed as incurred at cost with no single expense in excess of Three Hundred Dollars ($300.00) being made without prior approval by for 2TheMart.com. We add a ten-percent service charge for outside vendor expenses if they am unable to bill you directly.

mPRm cannot independently verify factual material supplied by 2TheMart.com or the 2TheMart.com surrogates, and therefore for 2TheMart.com will indemnify and hold harmless mPRm for any attorney's fees, claim, loss, damage, expenses or other legal liabilities based upon information, representations, reports, news releases or other material prepared by mPRm based upon factual materials supplied by 2TheMart.com.

mPRm further agrees that it will hold in confidence and trust and will not make use of, disseminate, or in any way circulate any confidential information of 2TheMart.com which is supplied to mPRm and/or its subcontractors -or obtained in writing, orally or by observation by mPRm, except to the extent necessary for negotiations, discussions, or consultations with personnel or authorized representatives of 2TheMart.com in connection with the performance of consulting services by mPRm under this Agreement, or otherwise as authorized by 2TheMart.co,.

Any controversy or claim arising out of this agreement or the breach hereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as modified by the California Arbitration Act, and judgment upon the award rendered by their arbitrator(s) may be entered in any court having jurisdiction. The costs of arbitration. including reasonable attorneys' fees, shall be born in such proportions as the arbitrator(s) determine

If this agreement meets with your approval, please sign, return the original, and retain the copy for your files.

Best regards,

/s/Rachel McCallister
RMC/ca


ACCEPTED AND AGREED TO:

By: /s/Mark Rosenberg
2TheMart.com


ACCEPTED AND AGREED TO:

By: /s/Rachel McCallister
mPRm Public Relations

cc: Mark Pogachefsky
    Julie Gladders